Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114507 and 333-111574 on Form S-3 and Nos. 333-116916 and 333-118881 on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements of First Regional Bancorp and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of First Regional Bancorp for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 16, 2007